FOURTH AMENDED AND RESTATED BY-LAWS
OF
COSTAR GROUP, INC.
ARTICLE I

Offices
The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware. The Corporation may also have offices at other places, within or without the State of Delaware, as the Board of Directors or the Chairman of the Board may from time to time determine or the business of the Corporation may require.
ARTICLE II

Stockholders
Section 1.Place of Meeting. Meetings of the stockholders shall be held at such place, within or without the State of Delaware, as the Board of Directors designates.
Section 2.Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such time as may be designated by the Board of Directors, for the purpose of electing Directors and for the transaction of such other business as may be properly brought before the meeting.
Section 3.Special Meetings.
(a)Except as otherwise provided in the Certificate of Incorporation or by the General Corporation Law of Delaware (the “DGCL”), special meetings of the stockholders of the Corporation may be called at any time by the Chairman of the Board or the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors. Such a request shall state the purpose or purposes of the proposed meeting. Any special meeting of the stockholders shall be held on such date, and at such time as the Board of Directors or the officer calling the meeting may designate. At a special meeting of stockholders, only such business shall be transacted as shall have been brought before the meeting pursuant to the notice of the meeting.
(b)A special meeting of stockholders shall also be called by the Chairman of the Board or the Secretary upon the written request of one or more persons who (i) “Own” (as defined in Section 10(b)(iii)(A)-(B) below) (or are acting on behalf of persons who Own) at least twenty-five percent of the issued and outstanding shares of stock of the Corporation entitled to vote on the matter or matters to be brought before such meeting, as of the time the request or requests are delivered in accordance with this Section 3(b) (the “Requisite Percent”), and (ii) comply with the following requirements and all other applicable requirements of these By-Laws:
(i)In order to request a special meeting pursuant to this Section 3(b), there shall be delivered to the Secretary one or more written requests for a special meeting signed by persons who Own (or are acting on behalf of persons who Own), as of the time the request or requests are delivered to the Secretary, at least the Requisite Percent (the “Special Meeting Request”). The Special Meeting Request shall (A) state the business (including the identity of nominees for election as a director, if any) proposed to be acted on at the meeting, (B) bear the date of signature of each person submitting the Special Meeting Request, (C) set forth the name and address of each person submitting the Special Meeting Request (as they appear on the Corporation’s books, if applicable), (D) contain the information required by Section 8(a)(ii) below with respect to any director nominations or other business proposed to be presented at the special meeting, and as to each person requesting the meeting and each other person (including any beneficial owner within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on whose behalf the person is acting, other than persons who have provided such request solely in response to any form of public solicitation for such requests, and the additional information required by Section 9(a) below with respect to any director nominees, (E) include documentary evidence that the requesting persons Own the Requisite Percent, as of the date, in the case of each person requesting the special meeting, that such person’s request was signed; provided, however, that if the requesting persons are not the beneficial owners of the shares representing the Requisite Percent, then to be valid, the Special Meeting Request must also include documentary evidence of the number of shares Owned by the beneficial owners on whose behalf the Special Meeting Request is made, as of the date, in the case of each person requesting the special meeting, that such person’s request was signed, and (F) be delivered to the Secretary at the principal executive offices of the Corporation, and any request or requests comprising the Special Meeting Request shall be dated and delivered to the Secretary within sixty days of the earliest dated of such requests. The Special Meeting Request shall be updated and supplemented within five business days after the record date for the meeting, and such information when provided to the Corporation shall be current as of the record date. In addition, a requesting person and each other person (including any beneficial owner) on whose behalf the person is acting, shall provide such other information as the Corporation may reasonably request, promptly, but in any event within five business days after such request.
(ii)A validly requested special meeting shall be held on such date, and at such time as the Board of Directors may designate, and the date of the special meeting shall not be more than ninety days after the date on which the Board of Directors fixes the date of the special meeting. The record date for the special meeting shall be fixed by the Board of Directors in accordance with the DGCL.
(iii)A Special Meeting Request shall not be valid, and the Corporation shall not call a special meeting if (A) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under, or that involves a violation of, applicable law, (B) an item of business that is the same or substantially similar (as determined in good faith by the Board of Directors) was presented at a meeting of stockholders occurring within ninety days preceding the earliest date of signature on the Special Meeting Request, provided that matters relating to the election or removal of directors shall not be considered the same or substantially similar to the election of directors at the immediately preceding annual meeting of stockholders, (C) the Special Meeting Request is delivered during the period commencing ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, or (D) the Special Meeting Request does not comply with the requirements of this Section 3(b) or these By-Laws.
(iv)Any person who submitted a Special Meeting Request may revoke its written request by written revocation delivered to the Secretary at the principal executive offices of the Corporation at any time prior to the stockholder-requested special meeting. A Special Meeting Request shall be deemed revoked (and any meeting scheduled in response may be cancelled) if the persons submitting the Special Meeting Request, and any beneficial owners on whose behalf they are acting, do not continue to Own at least the Requisite Percent at all times through the date of the applicable stockholder-requested special meeting, and the requesting person shall promptly notify the Secretary of any decrease in Ownership of shares of stock of the Corporation that results in such a revocation. If, as a result of any revocations, there are no longer valid unrevoked written requests from the Requisite Percent, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.
(v)Business transacted at a stockholder-requested special meeting shall be limited to the business stated in the valid Special Meeting Request received from the Requisite Percent, and any additional business that the Board of Directors determines to include in the Corporation’s notice of meeting. If none of the persons who submitted the Special Meeting Request (or a qualified representative, as defined in Section 8(c)(i) below) appears at the special meeting to present the matter or matters to be brought before the special meeting that were specified in the Special Meeting Request, the Corporation need not present the matter or matters for a vote at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
Section 4.Notice of Meetings. Written notice of each meeting of the stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of the Corporation entitled to vote at such meeting. The notice shall state the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice may be given personally, by mail or by electronic transmission in accordance with Section 232 of the DGCL. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to each stockholder at such stockholder’s address appearing on the books of the Corporation or given by the stockholder for such purpose. Notice by electronic transmission shall be deemed given as provided in Section 232 of the DGCL. An affidavit of the mailing or other means of giving any notice of any stockholders’ meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice or report. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Exchange Act and Section 233 of the DGCL.
Section 5.Quorum. At any meeting of the stockholders, the holders of a majority in number of the total issued and outstanding shares of stock of the Corporation entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum of the stockholders for all purposes, unless the representation of a larger number of shares shall be required by law, by the Certificate of Incorporation or by these By-Laws, in which case the representation of the number of shares so required shall constitute a quorum.
Section 6.Adjourned Meetings. Whether or not a quorum shall be present in person or represented at any annual or special meeting of the stockholders, the Board of Directors (by majority vote), Chairman of the Board or the President may adjourn the meeting from time to time for any reason. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the stockholders may transact any business which might have been transacted by them at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.
Section 7.Voting. Except as otherwise provided in the Certificate of Incorporation or by law, each stockholder shall be entitled to one vote for each share of the capital stock of the Corporation registered in the name of such stockholder upon the books of the Corporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. When a quorum is present at a meeting of the stockholders, except as otherwise provided by law or by the Certificate of Incorporation, any corporate action, other than the election of Directors, to be taken by vote of the stockholders shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon. At any meeting of the stockholders at which Directors are to be elected, each nominee for election as a Director in an uncontested election shall be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. In all Director elections other than uncontested elections, the nominees for election as a Director shall be elected by a plurality of the votes cast. For purposes of this Section 7, an “uncontested election” means any meeting of stockholders at which the number of candidates does not exceed the number of Directors to be elected and with respect to which (a) no stockholder has submitted notice of an intent to nominate a candidate for election at such meeting in accordance with Section 8 of this Article II, or (b) such a notice has been submitted, and on or before the fifth business day prior to the date that the Corporation files its definitive proxy statement relating to such meeting with the Securities and Exchange Commission (“SEC”) (regardless of whether thereafter revised or supplemented), the notice has been (i) withdrawn in writing to the Secretary of the Corporation, (ii) determined not to be a valid notice of nomination, with such determination to be made by the Board of Directors (or a committee thereof) pursuant to Section 8 of this Article II, or if challenged in court, by a final court order, or (iii) determined by the Board of Directors (or a committee thereof) not to create a bona fide election contest.
Shares of the capital stock of the Corporation belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes.
Section 8.Stockholder Proposals.
(a)Annual Meeting.
(i)Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors, (C) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 8(a) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 8(a), or (D) by any Eligible Stockholder (as defined in Section 10(b)(ii) below) whose Stockholder Nominee (as defined in Section 10(a) below) is included in the Corporation’s proxy materials for the relevant annual meeting. For the avoidance of doubt, the foregoing clauses (C) and (D) shall be the exclusive means for a stockholder to make director nominations, and the foregoing clause (C) shall be the exclusive means for a stockholder to propose other business at an annual meeting of stockholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a 8 under the Exchange Act).
(ii)For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of the foregoing paragraph, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred fifth (105th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30)

days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred fifth (105th) day prior to such annual meeting and not later than the close of business on the later of the seventy-fifth (75th) day prior to such annual meeting or the tenth (10th) day following the date on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall the adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth:
(A)as to each person whom the stockholder proposes to nominate for election or re-election as a director (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, and (2) the information required to be submitted by nominees pursuant to Section 9(a) below, including all completed and signed Questionnaires described in Section 9(a)(ii);
(B)as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made;
(C)as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the business is proposed:
(1)the name and address of such stockholder, as they appear on the Corporation’s books, and the name and address of such beneficial owner,
(2)the class and number of shares of capital stock of the Corporation which are owned of record by such stockholder and such beneficial owner as of the date of the notice, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of the class and number of shares of capital stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting, and
(3)a representation that the stockholder (or a qualified representative of the stockholder, as defined in clause (c)(i) of this Section 8) intends to appear at the meeting to propose such nomination or business;
(D)as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the business is proposed, as to such beneficial owner, and if such stockholder or beneficial owner is an entity, as to each director, executive, managing member or Control Person of such entity (any such individual or Control Person, a “Control Person”):
(1)the class and number of shares of capital stock of the Corporation which are beneficially owned (as defined below) by such stockholder or beneficial owner and by any Control Person as of the date of the notice, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of the class and number of shares of capital stock of the Corporation beneficially owned by such stockholder or beneficial owner and by any Control Person as of the record date for the meeting,
(2)a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner or Control Person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting,
(3)a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner or Control Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of the Corporation’s capital stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or Control Person with respect to shares of stock of the Corporation, and the stockholder’s agreement to notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting,
(4)a representation whether the stockholder or the beneficial owner, if any, will engage in a solicitation with respect to the nomination or business and, if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of shares representing at least sixty-seven percent of the issued and outstanding shares of stock of the Corporation entitled to vote generally in the election of directors in the case of a nomination, or the holders of at least the percentage of the Corporation’s issued and outstanding shares of stock required to approve or adopt any other business to be proposed by the stockholder.
The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation including information relevant to a determination whether such proposed nominee can be considered an independent director. The foregoing notice requirements of this Section 8(a)(ii) shall not apply to a stockholder if the stockholder has notified the Corporation of his or her intention to present a stockholder proposal at an annual meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.
(iii)Notwithstanding anything in Section 8(a)(ii) above to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased by more than fifty percent of its previous size and there is no Public Announcement naming all of the nominees for directors or specifying the size of the increased Board of Directors made by the Corporation at least one hundred and five (105) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 8(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

(b)Special Meeting. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board of Directors, (B) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 8(b) is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 8, including delivery of information set forth in Section 8(a)(ii) and the additional information required by Section 9 below, or (C) in the case of a stockholder-requested meeting, by any stockholder of the Corporation pursuant to Section 3(b) of this Article II. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the notice required by clause (a)(ii) of this Section 8 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred fifth (105th) day prior to such special meeting and not later than the close of business on the later of the seventy-fifth (75th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(c)General.
(i)Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these By-Laws. Except as otherwise provided by law, the Board of Directors shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these By-Laws (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in compliance with such stockholder’s representation as required by clause (a)(ii)(D)(4) of this Section 8). If any proposed nomination or business was not made or proposed in compliance with this Section 8, the Chairman of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 8, unless otherwise required by law, if the stockholder does not provide the information required under Section 9 below or clauses (a)(ii)(C) and (a)(ii)(D) of this Section 8 to the Corporation within the time frames specified in these By-Laws, or if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. To be considered a qualified representative of a stockholder pursuant to the preceding sentence, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation’s Secretary prior to the making of such nomination or proposal at such meeting (and in any event not fewer than five days before the meeting) by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.
(ii)For purposes of this Section 8, a “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act. For purposes of clause (a)(ii)(D)(1) of this Section 8, shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (B) the right to vote such shares, alone or in concert with others and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.
(iii)Nothing in this Section 8 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.
Section 9.Submission of Information by Director Nominees.
(a)To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to Sections 3(b), 8 or 10 of these By-Laws, a person must deliver to the Secretary at the Corporation’s principal executive offices the following information:
(i)a written representation and agreement which shall be signed by such person and pursuant to which such person shall represent and agree that such person (A) consents to serving as a director if elected and to being named as a nominee in a proxy statement and form of proxy relating to the meeting at which directors are to be elected, and currently intends to serve as a director for the full term for which such person is standing for election, (B) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity (1) as to how the person, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Corporation, or (2) that could limit or interfere with the person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the Corporation, and (D) if elected as a director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors (which shall be promptly provided following a request therefor); and
(ii)all completed and signed questionnaires prepared by the Corporation (including those questionnaires required of the Corporation’s directors and any other questionnaire the Corporation determines is necessary or advisable to assess whether a nominee will satisfy any qualifications or requirements imposed by the Certificate of Incorporation or these By-Laws, any law, rule, regulation or listing standard that may be applicable to the Corporation, and the Corporation’s corporate governance policies and guidelines) (all of the foregoing, “Questionnaires”). The Questionnaires shall be promptly provided following a request therefor.

(b)A nominee for election or re-election as a director of the Corporation shall also provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director.
(c)If a stockholder has submitted notice of an intent to nominate a candidate for election or re-election as a director pursuant to Section 3(b) or Section 8 of this Article II, or a Stockholder Notice pursuant to Section 10 of this Article II, (i) all written and signed representations and agreements and all completed and signed Questionnaires required pursuant to clause (a) of this Section 9 shall be provided to the Corporation at the same time as such notice, and the additional information described in clause (b) of this Section 9 shall be provided promptly upon request by the Corporation, but in any event within five business days after such request. All information provided pursuant to this Section 9 shall be deemed part of such stockholder notice and shall be considered timely if provided to the Corporation by the deadlines set forth in this clause (c).
Section 10.Proxy Access.
(a)Eligibility. Subject to the terms and conditions of these By-Laws, in connection with an annual meeting of stockholders at which directors are to be elected, the Corporation (x) shall include in its proxy statement and on its form of proxy the names of, and (y) shall include in its proxy statement the “Additional Information” (as defined in Section 10(b)(iv) below) relating to, a number of nominees specified pursuant to Section 10(b)(i) (the “Authorized Number”) for election to the Board of Directors submitted pursuant to this Section 10 (each, a “Stockholder Nominee”), if:
(i)the Stockholder Nominee satisfies the eligibility requirements in this Section 10;
(ii)the Stockholder Nominee is identified in a timely notice (the “Stockholder Notice”) that satisfies this Section 10 and is delivered by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder (as defined Section 10(b)(ii) below);
(iii)the Eligible Stockholder satisfies the requirements in this Section 10 and expressly elects at the time of the delivery of the Stockholder Notice to have the Stockholder Nominee included in the Corporation’s proxy materials pursuant to this Section 10; and
(iv)the additional requirements of these By-Laws are met.
(b)Definitions.
(i)The maximum number of Stockholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders (the “Authorized Number”) shall not exceed the greater of (i) two or (ii) twenty percent of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 10 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent; provided that the Authorized Number shall be reduced, but not below one (A) by any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 10 but whom the Board of Directors decides to nominate as a Board nominee, (B) by any directors in office or director nominees that in either case shall be included in the Corporation’s proxy materials with respect to the annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding between the Corporation and a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of capital stock, by the stockholder or group of stockholders, from the Corporation), and (C) by any nominees who were previously elected to the Board as Stockholder Nominees at any of the preceding two annual meetings and who are nominated for election at the annual meeting by the Board as a Board nominee. In the event that one or more vacancies for any reason occurs after the date of the Stockholder Notice but before the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the Authorized Number shall be calculated based on the number of directors in office as so reduced.
(ii)To qualify as an “Eligible Stockholder,” a stockholder or a group as described in this Section 10 must:
(A)Own and have Owned (as defined below), continuously for at least three years as of the date of the Stockholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of outstanding shares of the Corporation that are entitled to vote generally in the election of directors) that represents at least three percent of the issued and outstanding shares of stock of the Corporation entitled to vote generally in the election of directors of the Corporation, voting as a single class, as of the date of the Stockholder Notice (the “Required Shares”);
(B)thereafter continue to Own the Required Shares through such annual meeting of stockholders.
For purposes of satisfying the Ownership requirements of this Section 10(b)(ii), a group of not more than twenty stockholders and/or beneficial owners may aggregate the number of outstanding shares of the Corporation that are entitled to vote generally in the election of directors that each group member has individually owned continuously for at least three years as of the date of the Stockholder Notice if all other requirements and obligations for an Eligible Stockholder set forth in this Section 10 are satisfied by and as to each stockholder or beneficial owner comprising the group whose shares are aggregated. No shares may be attributed to more than one Eligible Stockholder, and no stockholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Stockholder under this Section 10. A group of any two or more funds shall be treated as only one stockholder or beneficial owner for this purpose if they are (1) under common management and investment control, or (2) part of a family of funds, meaning a group of publicly offered funds that are part of the same family of funds (whether organized in the U.S. or outside the U.S.) that hold themselves out to investors as related companies for purposes of investment and investor services. For purposes of this Section 10, the term “affiliate” or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the Exchange Act.
(iii)For purposes of this Section 10:
(A)A stockholder or beneficial owner is deemed to “Own” only those outstanding shares of the Corporation that are entitled to vote generally in the election of directors as to which the person possesses both (1) the full voting and investment rights pertaining to the shares, and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, except that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (i) sold by such person in any transaction that has not been settled or closed, (ii) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell, or (iii) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation that are entitled to vote generally in the election of directors, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares, and/or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, have correlative meanings. For purposes of clauses (i) through (iii), the term “person” includes its affiliates.
(B)A stockholder or beneficial owner “Owns” shares held in the name of a nominee or other intermediary so long as the person retains both (1) the full voting and investment rights pertaining to the shares, and (2) the full economic interest in the shares. The person’s ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder.
(C)A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned the shares if the person has the power to recall the loaned shares on not more than five business days’ notice and (1) the person recalls the loaned shares within five business days of being notified that its Stockholder Nominee shall be included in the Corporation’s proxy materials for the relevant annual meeting, and (2) the person holds the recalled shares through the annual meeting.
(iv)For purposes of this Section 10, the “Additional Information” referred to in Section 10(a) that the Corporation will include in its proxy statement is:
(A)the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and
(B)if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Stockholder Nominee(s), which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy statement for the annual meeting (the “Statement”).
Notwithstanding anything to the contrary contained in this Section 10, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 10 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.
(c)Stockholder Notice and Other Informational Requirements.
(i)The Stockholder Notice shall set forth all information, representations and agreements required under Sections 8(a)(ii) and 9(a) above, including the information and Questionnaires, as applicable, required with respect to (i) any nominee for election as a director, (ii) any stockholder giving notice of an intent to nominate a candidate for election, and (iii) any stockholder, beneficial owner or other person on whose behalf the nomination is made under this Section 10. In addition, such Stockholder Notice shall include:

(A)a copy of the Schedule 14N that has been or concurrently is filed with the SEC under the Exchange Act;
(B)a written statement of the Eligible Stockholder (and in the case of a group, the written statement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC (1) setting forth and certifying to the number of issued and outstanding shares of the Corporation that are entitled to vote generally in the election of directors the Eligible Stockholder Owns and has Owned continuously for at least three years as of the date of the Stockholder Notice, (2) agreeing to continue to Own such shares through the annual meeting, and (3) regarding whether or not it intends to maintain Ownership of the Required Shares for at least one year following the annual meeting;
(C)the written agreement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:
(1)it shall provide (i) within five business days after the date of the Stockholder Notice, one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously in compliance with this Section 10, (ii) within five business days after the record date for determining stockholders entitled to vote at the annual meeting, both the information required under Section 8(a)(ii)(C)(2) and Section 8(a)(ii)(D)(1)-(3) and written statements from the record holder(s) and intermediaries as required under clause (B)(1) of this Section 10(c)(i) verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case, as of such date, and (iii) immediate notice to the Corporation if the Eligible Stockholder ceases to Own any of the Required Shares prior to the annual meeting;
(2)it (i) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have this intent, (ii) has not nominated and shall not nominate for election to the Board at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 10, (iii) has not engaged and shall not engage in, and has not been and shall not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation, in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or any nominee(s) of the Board, and (iv) shall not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and
(3)it will (i) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (ii) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of the nomination or solicitation process pursuant to this Section 10, (iii) comply with all laws, rules, regulations and listing standards applicable to its nomination or any solicitation in connection with the annual meeting, (iv) file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Corporation’s annual meeting of stockholders, one or more of the Corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether the filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for the materials under Exchange Act Regulation 14A, and (v) at the request of the Corporation, promptly, but in any event within five business days after such request, provide to the Corporation such additional information as reasonably requested by the Corporation; and
(D)in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination, and the written agreement, representation, and warranty of the Eligible Stockholder that it shall provide, within five business days after the date of the Stockholder Notice, documentation reasonably satisfactory to the Corporation demonstrating that the number of stockholders and/or beneficial owners within such group does not exceed twenty (20), including whether a group of funds qualifies as one stockholder or beneficial owner within the meaning of Section 10(b)(ii).
All information provided pursuant to this Section 10(c) shall be deemed part of the Stockholder Notice for purposes of this Section 10.
(ii)To be timely under this Section 10, the Stockholder Notice must be delivered by a stockholder to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is more than 30 days before or after the anniversary of the previous year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the Stockholder Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which Public Announcement (as defined in Section 8(c)(ii) above) of the date of such meeting is first made by the Corporation. In no event shall the adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.
(iii)At the request of the Corporation, a Stockholder Nominee shall, promptly, but in any event within five business days after such request, provide to the Corporation such additional information as the Corporation may reasonably request. The Corporation may request such additional information as necessary to permit the Corporation to determine if a Stockholder Nominee satisfies the requirements of this Section 10, including information relevant to a determination whether the Stockholder Nominee can be considered an independent director.
(iv)In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 10.

(d)Proxy Access Procedures.
(i)Notwithstanding anything to the contrary contained in this Section 10, the Corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee shall occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:
(A)the Eligible Stockholder or Stockholder Nominee breaches any of its agreements, representations or warranties set forth in the Stockholder Notice or otherwise submitted pursuant to this Section 10, any of the information in the Stockholder Notice or otherwise submitted pursuant to this Section 10 was not, when provided, true, correct and complete, or the Eligible Stockholder or applicable Stockholder Nominee otherwise fails to comply with its obligations pursuant to these By-Laws, including, but not limited to, its obligations under this Section 10;
(B)the Stockholder Nominee (1) is not independent under any applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, (2) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the Corporation are listed, or as a “non-employee director” under Exchange Act Rule 16b-3, (3) is or has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, (4) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten years, or (5) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933;
(C)the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board pursuant to the advance notice requirements set forth in Section 8 of this Article II; or
(D)the election of the Stockholder Nominee to the Board would cause the Corporation to violate the Certificate of Incorporation, these By-Laws, or any applicable law, rule, regulation or listing standard.
(ii)An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 10 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials and include such assigned rank in its Stockholder Notice submitted to the Corporation. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 10 exceeds the Authorized Number, the Stockholder Nominees to be included in the Corporation’s proxy materials shall be determined in accordance with the following provisions: one Stockholder Nominee who satisfies the eligibility requirements in this Section 10 shall be selected from each Eligible Stockholder for inclusion in the Corporation’s proxy materials until the Authorized Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as Owned in its Stockholder Notice submitted to the Corporation and going in the order of the rank (highest to lowest) assigned to each Stockholder Nominee by such Eligible Stockholder. If the Authorized Number is not reached after one Stockholder Nominee who satisfies the eligibility requirements in this Section 10 has been selected from each Eligible Stockholder, this selection process shall continue as many times as necessary, following the same order each time, until the Authorized Number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 10 thereafter is nominated by the Board, thereafter is not included in the Corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 10), no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for election as a director at the applicable annual meeting in substitution for such Stockholder Nominee.
(iii)Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (A) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these By-Laws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice) or (B) does not receive a number of votes cast in favor of his or her election that is at least equal to 25% of the shares present in person or represented by proxy and entitled to vote in the election of directors, shall be ineligible to be a Stockholder Nominee pursuant to this Section 10 for the next two annual meetings.
Notwithstanding the foregoing provisions of this Section 10, unless otherwise required by law or otherwise determined by the chairman of the meeting or the Board, if the stockholder delivering the Stockholder Notice (or a qualified representative of the stockholder, as defined in Section 8(c)(i) above) does not appear at the annual meeting of stockholders of the Corporation to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the Corporation. Without limiting the Board’s power and authority to interpret any other provisions of these By-Laws, the Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 10 and to make any and all determinations necessary or advisable to apply this Section 10 to any persons, facts or circumstances, in each case acting in good faith. This Section 10 shall be the exclusive method for stockholders to include nominees for director election in the Corporation’s proxy materials.
Section 11.Organization.
(a)The Chairman of the Board of Directors or, in the absence of the Chairman of the Board, the President or other officer designated by the Board of Directors shall call all meetings of the stockholders to order, and shall preside at all meetings of the stockholders. In the absence of the Chairman of the Board and the President or other officer designated by the Board of Directors, the holders of a majority in number of the shares of stock of the Corporation present in person or represented by proxy and entitled to vote at such meeting shall elect a presiding officer for purposes of such meeting. The Secretary of the Corporation shall act as Secretary of all meetings of the stockholders; but in the absence of the Secretary, the presiding officer may appoint any person to act as secretary of the meeting.
(b)The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the Chairman or presiding officer of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairman or presiding officer, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the Chairman or presiding officer shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot.
Section 12.Proxies. Every person entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more agents authorized by a written proxy, which may be in the form of a telegram, cablegram or other means of electronic transmission, signed by the person and filed with the Secretary of the Corporation. A proxy shall be deemed signed if the stockholder’s signature is placed on the proxy by the stockholder or the stockholder’s attorney-in-fact. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary of the Corporation. A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted, written notice of such death or incapacity is received by the Corporation.
Section 13.Meetings by Remote Communications. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication (a) participate in a meeting of stockholders and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
Section 14.Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information (other than a document authorizing another person to act for a stockholder by proxy at a meeting of stockholders pursuant to Section 212 of the DGCL) to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents (other than a document authorizing another person to act for a stockholder by proxy at a meeting of stockholders pursuant to Section 212 of the DGCL) to the Corporation required by this Article II.
ARTICLE III

Directors
Section 1.Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, which may exercise all such powers of the

Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.
Section 2.Number and Term of Office; Election; Qualification. The Board of Directors shall consist of not less than two and not more than ten Directors, the exact number to be fixed from time to time by resolution passed by a majority of the Board of Directors. The Directors shall, except as hereinafter otherwise provided for filling vacancies, be elected at the annual meeting of stockholders, and shall hold office until their respective successors are elected and qualified or until their earlier resignation or removal.
Section 3.Removal, Vacancies and Additional Directors. The stockholders may, at any special meeting the notice of which shall state that it is called for that purpose, remove, with or without cause, any Director. Vacancies caused by any such removal, or any vacancy caused by the death or resignation of any Director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of Directors, may be filled by the affirmative vote of a majority of the Directors then in office, even if less than a quorum, and any Director so elected to fill any such vacancy or newly created directorship shall hold office until his successor is elected and qualified or until his earlier resignation or removal.
When one or more Directors shall resign effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as herein provided in connection with the filling of other vacancies.
Section 4.Place of Meeting. Any meeting of the Board of Directors shall be held at such place, within or without the State of Delaware, as the Board of Directors designates.
Section 5.Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such times as the Board from time to time by resolution shall determine. No notice shall be required for any regular meeting of the Board of Directors; but a copy of every resolution fixing or changing the time or place of regular meetings shall be mailed to every Director at least five days before the first meeting held in pursuance thereof, or shall be sent to such director at such place by telecopy, telegraph, electronic transmission or other form of recorded communication, or be delivered personally or by telephone, in each case at least three days before the first meeting held in pursuance thereof.
Section 6.Special Meetings. Special meetings of the Board of Directors may be called by direction of the Chairman of the Board, the President or by a majority of the Directors then in office.
The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of such meetings. Notice of each such meeting shall be given to each director, if by mail, addressed to such director at his or her residence or usual place of business, at least two (2) days before the day on which such meeting is to be held, or shall be sent to such director at such place by telecopy, telegraph, electronic transmission or other form of recorded communication, or be delivered personally or by telephone, in each case at least twenty-four (24) hours prior to the time set for such meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at any special meeting.
Section 7.Quorum; Vote. Subject to the provisions of Section 3 of this Article III, fifty percent or more of the members of the Board of Directors in office shall constitute a quorum for the transaction of business and the vote of the majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors. If at any meeting of the Board there is less than a quorum present, a majority of those present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present, whereupon the meeting may be held, as adjourned, without further notice.
Section 8.Organization. The Chairman of the Board shall preside at all meetings of the Board of Directors. In the absence of the Chairman of the Board, an acting Chairman shall be elected from the Directors present to preside at such meeting. The Secretary of the Corporation shall act as Secretary of all meetings of the Directors; but in the absence of the Secretary, the Chairman may appoint any person to act as Secretary of the meeting.
Section 9.Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by resolution passed by a majority of the whole Board, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and the affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending these By-Laws; and unless such resolution, these By-laws, or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.
Each committee shall determine its rules with respect to notice, quorum, voting and the taking of action, provided that such rules shall be consistent with law, the rules in these By-Laws applicable to the Board of Directors and the resolution of the Board of Directors establishing the committee. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
Section 10.Conference Telephone Meetings. Unless otherwise restricted by the Certificate of Incorporation or by these By-Laws, the members of the Board of Directors or any committee designated by the Board, may participate in a meeting of the Board or such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.
Section 11.Consent of Directors or Committee in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or by these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

Section 12.Fees and Compensation of Directors. Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the Board of Directors.
ARTICLE IV

Officers
Section 1.General. The Board of Directors shall elect, at its first meeting after each annual meeting of the stockholders, the officers of the Corporation, which shall include a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a President, one or more Vice Presidents, a Secretary and a Treasurer. The failure to hold such election shall not of itself terminate the term of office of any officer. The Board of Directors may elect such additional officers it deems desirable for the conduct of the business of the Corporation pursuant to the provisions of Section 10 of this Article IV. All officers shall hold office at the pleasure of the Board of Directors. Any officer may resign at any time upon written notice to the Corporation. Officers may, but need not, be Directors. Any number of offices may be held by the same person.
Section 2.Term of Office; Removal; Vacancies. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal and all officers, agents and employees shall be subject to removal, with or without cause, at any time by the Board of Directors. The removal of an officer without cause shall be without prejudice to his contract rights, if any but the election or appointment of an officer shall not of itself create contract rights. All agents and employees other than officers elected by the Board of Directors shall also be subject to removal, with or without cause, at any time by the officers appointing them. Any vacancy caused by the death, resignation or removal of any officer, or otherwise, may be filled by the Board of Directors.
Section 3.Powers and Duties. In addition to the powers and duties of the officers of the Corporation as set forth in these By-Laws, the officers shall have such powers and duties as generally pertain to their respective offices as well as such authority and such duties as from time to time may be determined by the Board of Directors.
Section 4.Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors; shall, subject to the control of the Board of Directors, oversee the formulation of the strategic plans and direction of the business of the Corporation, in conjunction with the Chief Executive Officer; and shall have such powers and shall perform such duties as may be assigned to him or her from time to time by these By-Laws or by the Board of Directors. All actions heretofore taken by the Chairman of the Board in the name or on behalf of the Corporation, including the execution and delivery in the name and on behalf of the Corporation of agreements, bonds, contracts, deeds, mortgages, certificates for shares of stock of the Corporation and other instruments, documents and certificates are in all respects ratified, approved, confirmed and adopted as of the date of such action, execution or delivery, with the same effect as if expressly authorized by the By-laws of the Corporation on the date thereof.
Section 5.President and Chief Executive Officer. Unless otherwise specified by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation and, subject to the control of the Board of Directors, shall have general charge and control of all the Corporation’s business and affairs, and shall have all powers and perform all duties incident to the office of President. In the absence of the Chairman of the Board, the President shall preside at all meetings of the stockholders and shall have such other powers and perform such other duties as may from time to time be assigned to the President by these By-Laws or by the Board of Directors.
Section 6.Chief Financial Officer. The Chief Financial Officer of the Corporation shall have overall responsibility and authority for the financial affairs of the Corporation including, without limitation, oversight of the Corporation’s accounting, inventory, management information systems, internal audit and billing functions, subject to the authority of the Board of Directors, and shall have such other powers and perform such other duties as may from time to time be assigned to the Chief Financial Officer by these By-Laws or by the Board of Directors.
Section 7.Vice Presidents. Each Vice President shall have all powers and shall perform all duties incident to the office of Vice President and shall have such other powers and perform such other duties as may from time to time be assigned to such officer by these By-Laws or by the Board of Directors or the President.
Section 8.Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors and the minutes of all meetings of the stockholders in books provided for that purpose; shall attend to the giving or serving of all notices of the Corporation; shall have custody of the corporate seal of the Corporation and shall affix the same to such documents and other papers as the Board of Directors or the President shall authorize and direct; shall have charge of the stock certificate books, transfer books and stock ledgers and such other books and papers as the Board of Directors or the President shall direct, all of which shall at all reasonable times be open to the examination of any Director, upon application, at the office of the Corporation during business hours; and shall have all powers and shall perform all duties incident to the office of Secretary and shall also have such other powers and shall perform such other duties as may from time to time be assigned to the Secretary by these By-Laws or by the Board of Directors or the President.
Section 9.Treasurer. The Treasurer shall have custody of, and when proper shall pay out, disburse or otherwise dispose of, all funds and securities of the Corporation which may have come into his or her hands; may endorse on behalf of the Corporation for collection checks, notes and other obligations and shall deposit the same to the credit of the Corporation in such bank or banks or depositary or depositaries as the Board of Directors may designate; shall sign all receipts and vouchers for payments made to the Corporation; shall enter or cause to be entered regularly in the books of the Corporation kept for the purpose full and accurate accounts of all moneys received or paid or otherwise disposed of by such officer and whenever required by the Board of Directors or the President shall render statements of such accounts; shall, at all reasonable times, exhibit such Treasurer’s books and accounts to any Director of the Corporation upon application at the office of the Corporation during business hours; and shall have all powers and shall perform all duties incident to the office of Treasurer and shall also have such other powers and shall perform such other duties as may from time to time be assigned to the Treasurer by these By-Laws or by the Board of Directors or the President.
Section 10.Additional Officers. The Board of Directors may from time to time elect such other officers (who may but need not be Directors), including a Controller, Assistant Treasurers, Assistant Secretaries and Assistant Controllers, as the Board may deem advisable and such officers shall have the usual powers and duties pertaining to their offices, together with such other powers and duties as may from time to time be assigned to them by the Board of Directors or the President.
The Board of Directors may from time to time by resolution delegate to any Assistant Treasurer or Assistant Treasurers any of the powers or duties herein assigned to the Treasurer; and may similarly delegate to any Assistant Secretary or Assistant Secretaries any of the powers or duties herein assigned to the Secretary.

Section 11.Giving of Bond by Officers. All officers of the Corporation, if required to do so by the Board of Directors, shall furnish bonds to the Corporation for the faithful performance of their duties, in such penalties and with such conditions and security as the Board shall require.
Section 12.Voting Upon Stocks. Unless otherwise ordered by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President shall have full power and authority on behalf of the Corporation to attend and to act and to vote, or in the name of the Corporation to execute proxies to vote, at any meeting of stockholders of any corporation in which the Corporation may hold stock, and at any such meeting shall possess and may exercise, in person or by proxy, any and all rights, powers and privileges incident to the ownership of such stock. The Board of Directors may from time to time, by resolution, confer like powers upon any other person or persons.
Section 13.Compensation of Officers. The officers of the Corporation shall be entitled to receive such compensation for their services as shall from time to time be determined by the Board of Directors, subject to the rights, if any, of such officers under any contract of employment.
ARTICLE V

Indemnification of Directors and Officers
Section 1.Rights to Indemnification; Advancement of Expenses. To the fullest extent required or permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, hearing or proceeding (collectively, a “Proceeding”), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a Director or officer of the Corporation, or, while a Director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a Director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to an employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to a Proceeding by reason of the fact that he is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to an employee benefit plan), against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a Judgment in its favor (l) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such Proceeding, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, except with respect to a proceeding to enforce rights to indemnification or advance payment of expenses under this Article V, the Corporation shall be required to indemnify a Director or officer under this Article V in connection with any Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.
Section 2.Successful Defense. To the extent that a Director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 1 of this Article V or in defense of any claim, issue or matter therein, or in any Proceeding brought by a Director or officer to enforce rights to indemnification or advance payment of expenses granted pursuant to this Article V, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
Section 3.Determination that Indemnification is Proper. Any indemnification of a Director or officer of the Corporation under Section 1 of this Article V (unless ordered by a court or required under Section 2 of this Article V) shall be made by the Corporation unless a determination is made that indemnification of the Director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 1. Any such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such Proceeding, or (2) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum, or (3) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (4) by the vote of a majority of the stockholders present or voting by proxy at an annual or special meeting of the stockholders.
Section 4.Advance Payment of Expenses. Unless the Board of Directors otherwise determines in a specific case, expenses incurred by a Director or officer in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article V. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Corporation’s legal counsel to represent such Director, officer, employee or agent in any Proceeding, whether or not the Corporation is a party to such Proceeding.
Section 5.Survival: Preservation of Other Rights. All rights granted to Directors or officers pursuant to this Article V shall vest at the time a person becomes a Director or officer of the Corporation. All rights granted pursuant to this Article V shall be deemed to be contract rights and any repeal or modification thereof shall be prospective only and shall not adversely affect any right or obligation then existing with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such contract rights to indemnification and advance payment of expenses may not be modified retroactively without the consent of such Director or officer.
The indemnification and rights to advance payment of expenses provided by this Article V shall not be deemed exclusive of any other rights to which those indemnified may be entitled under statute, any by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation may enter into an agreement with any of its Directors, officers, employees or agents providing for indemnification and advancement of expenses, including attorneys’ fees, that may change, enhance, qualify or limit any right to indemnification or advancement of expenses created by this Article V.
Section 6.Severability. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement with respect to any Proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.
Section 7.Subrogation. In the event of payment of indemnification to a person described in Section 1 of this Article V, the Corporation shall be subrogated to the extent of such payment to any right of recovery such person may have and such person, as a condition of receiving indemnification from the Corporation, shall execute all documents and do all things that the Corporation may deem necessary or desirable to perfect such right of recovery, including the execution of such documents necessary to enable the Corporation effectively to enforce any such recovery.
Section 8.No Duplication of Payments. The Corporation shall not be liable under this Article V to make any payment in connection with any claim made against a person described in Section 1 of this Article V to the extent such person has otherwise received payment (under any insurance policy, by-law or otherwise) of the amounts otherwise indemnifiable hereunder.
Section 9.Procedure for Obtaining Indemnification or Advancement of Expenses.
(a)To receive indemnification under this Article V, an indemnitee shall submit to the Corporation a written request, which shall include documentation or information which is necessary to determine whether indemnification is payable under this Article V and which is reasonably available to the indemnitee. Upon receipt by the Corporation of such a written request, if required by the DGCL (but only if required by the DGCL), a determination regarding whether indemnification is payable under this Article V shall be made, based upon the facts known at the time, in accordance with Section 3 of this Article V.
(b)To receive an advancement of expenses under this Article V, an indemnitee shall submit to the Corporation a written request, which shall reasonably evidence the costs and expenses incurred by the indemnitee and shall include or be accompanied an undertaking by or on behalf of the indemnitee to repay any expenses advanced if it shall ultimately be determined by a court of competent jurisdiction in a final, nonappeable adjudication that the indemnitee is not entitled to indemnification under this Article V.
Section 10.Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE VI

Capital Stock
Section 1.Certificates For Shares of Stock. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. The certificates for shares of stock of the Corporation shall be in such form, not inconsistent with the Certificate of Incorporation, as shall be approved by the Board of Directors. All certificates shall be signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and shall not be valid unless so signed.
In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as through the person or persons who signed such certificate or certificates had not ceased to be such officer or officers of the corporation.
All certificates for shares of stock shall be consecutively numbered as the same are issued. The name of the person owning the shares represented thereby with the number of such shares and the date of issue thereof shall be entered on the books of the corporation.
Except as hereinafter provided, all certificates surrendered to the Corporation for transfer shall be canceled, and no new certificates shall be issued until former certificates for the same number of shares have been surrendered and canceled.
Section 2.Lost, Stolen or Destroyed Certificates. Whenever a person owning a certificate for shares of stock of the Corporation alleges that it has been lost, stolen or destroyed, such person shall file in the office of the Corporation an affidavit setting forth, to the best of such person’s knowledge and belief, the time, place and circumstances of the loss, theft or destruction, and, if required by the Board of Directors, a bond of indemnity or other indemnification sufficient in the opinion of the Board of Directors to indemnify the Corporation and its agents against any claim that may be made against it or them on account of the alleged loss, theft or destruction of any such certificate or the issuance of a new certificate or uncertificated shares in replacement therefore. Thereupon the Corporation may cause to be issued to such person a new certificate or uncertificated shares in replacement for the certificate alleged to have been lost, stolen or destroyed. Upon the stub of every new certificate so issued shall be noted the fact of such issue and the number, date and the name of the registered owner of the lost, stolen or destroyed certificate in lieu of which the new certificate is issued.
Section 3.Transfer of Shares. Shares of stock of the Corporation shall be transferred on the books of the Corporation by the registered holder thereof, in person or by his attorney duly authorized in writing, and if such shares are represented by a certificate, upon surrender of such certificate properly endorsed or accompanied by a duly executed stock power and the payment of any taxes thereon and cancellation of such certificate(s) for the number of shares of stock to be transferred, except as provided in Section 2 of this Article; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.

Section 4.Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors shall have power to declare and pay dividends upon shares of stock of the Corporation, but only out of funds available for the payment of dividends as provided by law.
Subject to the provisions of the Certificate of Incorporation, any dividends declared upon the stock of the Corporation shall be payable on such date or dates as the Board of Directors shall determine. If the date fixed for the payment of any dividend shall in any year fall upon a legal holiday, then the dividend payable on such date shall be paid on the next day not a legal holiday.
Section 5.Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.
Section 6.Regulations. The Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.
ARTICLE VII

Notices
Section 1.General. Subject to Article II, Section 4 and Article III, Sections 5 and 6 hereof, whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these By-Laws, notice is required to be given to any Director or stockholder, such notice may be given in writing, by mail, addressed to such Director or stockholder, at his or her address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram, telephone, telecopy, electronic transmission or other form of recorded communication, or be delivered personally.
Section 2.Waiver. Whenever any notice whatever is required to be given by law, by the Certificate of Incorporation or by these By-Laws to any person or persons, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto.
ARTICLE VIII

Miscellaneous Provisions
Section 1.Checks, Notes, etc. All checks, drafts, bills of exchange, acceptances, notes or other obligations or orders for the payment of money shall be signed and, if so required by the Board of Directors, countersigned by such officers of the Corporation and/or other persons as the Board of Directors from time to time shall designate.
Checks, drafts, bills of exchange, acceptances, notes, obligations and orders for the payment of money made payable to the Corporation may be endorsed for deposit to the credit of the Corporation with a duly authorized depository by the Treasurer and/or such other officers or persons as the Board of Directors from time to time may designate.
Section 2.Loans. No loans and no renewals of any loans shall be contracted on behalf of the Corporation except as authorized by the Board of Directors. When authorized to do so, any officer or agent of the Corporation may effect loans and advances for the Corporation from any bank, trust company or other institution or from any firm, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes, bonds or other evidences of indebtedness of the Corporation. When authorized so to do, any officer or agent of the Corporation may pledge, hypothecate or transfer, as security for the payment of any and all loans, advances, indebtedness and liabilities of the corporation, any and all stocks, securities and other personal property at any time held by the Corporation, and to that end may endorse, assign and deliver the same. Such authority may be general or confined to specific instances.
Section 3.Contracts. Except as otherwise provided in these By-Laws or by law or as otherwise directed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or any other officer elected by the Board pursuant to Article IV hereof shall be authorized to execute and deliver, in the name and on behalf of the corporation, all agreements, bonds, contracts, deeds, mortgages, and other instruments, either for the Corporation’s own account or in a fiduciary or other capacity, and the seal of the corporation, if appropriate, shall be affixed thereto by any of such officers or the Secretary or an Assistant Secretary. The Board of Directors, the Chairman of the Board, the President or any other officer elected by the Board pursuant to Article IV hereof so designated by the Board of Directors may authorize any other officer, employee or agent to execute and deliver, in the name and on behalf of the Corporation, agreements, bonds, contracts, deeds, mortgages, and other instruments, either for the Corporation’s own account or in a fiduciary or other capacity, and, if appropriate, to affix the seal of the Corporation thereto. The grant of such authority by the Board or any such officer may be general or confined to specific instances.
Section 4.Offices Outside of Delaware. Except as otherwise required by the laws of the State of Delaware, the Corporation may have an office or offices and keep its books, documents and papers outside of the State of Delaware at such place or places as from time to time may be determined by the Board of Directors or the Chairman of the Board.
Section 5.Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be kept in the custody of the Secretary. A duplicate of the seal may be kept and be used by any officer of the Corporation designated by the Board of Directors, the Chairman of the Board or the President.
Section 6.Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.
Section 7.Reliance Upon Books, Reports and Records. Each Director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 8.Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these By-Laws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation and applicable law.

ARTICLE IX

Amendments
In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal these By-laws. In addition to any requirements of law and any other provision of these By-laws or the Certificate of Incorporation, and notwithstanding any other provision of these By-laws, the Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, any provision of these By-Laws.
Amended Effective April 18, 2022